PROSPECTUS



               BEVERLY NATIONAL CORPORATION



46,500 shares of Common Stock, $2.50 par value, offered pursuant to Beverly National Corporation's 1987 Incentive Stock Option Plan for Key Employees, as Adjusted, ("ISO Plan"), and 54,000 shares of Common Stock, $2.50 par value, offered pursuant to Beverly National Corporation's 1987 Directors' Plan, as Amended and Adjusted, ("Directors' Plan"), collectively referred to herein as the Plans.



     Beverly National Corporation ("Corporation") is offering or may offer a maximum of 46,500 shares (subject to adjustment in certain circumstances) of its Common Stock, $2.50 par value, ("Common Stock") to officers and employees of the Corporation and its subsidiaries ("Subsidiaries"), as defined in the ISO Plan, and a maximum of 54,000 shares (subject to adjustment in certain circumstances) of its Common Stock to directors of the Corporation and its subsidiaries, as defined in the Directors' Plan, who have been or may in the future be granted options to purchase such shares pursuant to the Plans. Such offers are or will be made at the prices and on the terms and conditions contained in the respective stock option agreements entered into or to be entered into with each optionee.



     Employees who purchase shares under the Plans will be free to reoffer or resell those shares without restriction, except for those employees who are Affiliates of the Corporation. Affiliates may not resell such shares under this Prospectus; they may resell only under a prospectus that is part of an appropriate effective registration statement under the Securities Act of 1933, as amended ("1933 Act"), or in compliance with Rule 144 of the Rules and Regulations of the Securities and Exchange Commission promulgated under the 1933 Act, or otherwise pursuant to an available exemption from registration. In general, Affiliates are persons with power to manage and direct the policies of the Corporation, such as its executive officers and directors, and certain relatives of such persons. Each employee who may be an Affiliate should, prior to reselling or reoffering any option shares, consult counsel to determine whether he or she may be subject to any of the foregoing restrictions.



               ------------------------------

   THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

 SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT

                        OF 1933

               ------------------------------



     The date of this Prospectus is  January 22, 1996

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made by this Prospectus; and any information or representations not contained herein must not be relied upon as having been authorized by the Corporation. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which this Prospectus relates in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.



     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Corporation since the date hereof.


                ------------------------------

                     TABLE OF CONTENTS
                     -----------------

                                                 Page



    Additional Information                          2

    Incorporation by Reference                      3

    The Corporation                                 4

    The ISO Plan                                    4

    The Directors' Plan                             8

    Description of the Corporation's Common Stock  12

    Legal Opinion                                  15

    Miscellaneous                                  15


               ------------------------------



                ADDITIONAL INFORMATION


     The Corporation has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-8 under the 1933 Act relating to the shares of Common Stock offered hereby. For further information, reference is made to the Registration Statement, including the Exhibits filed as a part thereof. Statements contained in this Prospectus as to the provisions of the Plan and the stock option agreements are not complete and in each instance reference is made to the Plan and agreements.


     The Corporation is subject to informational requirements under Section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports and other information concerning the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at its offices at 450 Fifth Street, N.W., Washington, D.C. 20549; as well as at the Regional offices of the Commission at 500 W. Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.



               INCORPORATION BY REFERENCE

     The following documents filed by the Corporation with the Commission are incorporated by reference in this Prospectus:
(a) The Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994; and (b) the Corporation's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995. Documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, subsequent to the date of this Prospectus and prior to the filing of post-effective amendments which indicate that all the securities offered by this Prospectus have been sold or which deregister all the securities remaining unsold, shall be deemed to be incorporated by reference into this Prospectus to be part hereof from the date of filing of such documents. These documents are or will be available for inspection and copying at the locations identified above. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which also is incorporated herein by reference modifies or replaces such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The financial statements and schedules of the Corporation incorporated by reference in the Corporation's Annual Report on Form 10-KSB for the year ended December 31, 1994 have been examined by Shatswell, MacLeod & Company, P.C., certified public accountants, as set forth in their report included therein and incorporated herein by reference. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.


     The Corporation shall deliver or cause to be delivered to each employee to whom this Prospectus is sent or given a copy of the Corporation's annual report to shareholders for its last fiscal year. If such employee shall otherwise receive a copy of such report, the Corporation will promptly furnish without charge a copy of such report on written request of the employee.

     The Corporation undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Such request should be directed to Peter E. Simonsen, Treasurer, Beverly National Corporation, 240 Cabot Street, Beverly, Massachusetts 01915.



                      THE COMPANY

     The Corporation, a Massachusetts corporation, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Corporation was incorporated in 1984 and became a one-bank holding company through the acquisition of all of the common stock of Beverly National Bank ("Bank"). The Corporation's principal executive office is located at 240 Cabot Street, Beverly, Massachusetts 01915 (508) 922-2100.



                      THE ISO PLAN


Adoption and Adjustment
-----------------------

     On November 11, 1987, the Board of Directors of the
Corporation ("Board") adopted the ISO Plan, subject to the approval of the shareholders of the Corporation, which approval was obtained at the Annual Meeting of Shareholders in March of 1988.


     The ISO Plan originally covers 18,700 shares. Pursuant to the terms of the ISO Plan, an increase in the number of shares covered by the ISO Plan was made to reflect a 3-for-1 stock split effected in the form of a stock dividend on August 15, 1994, so that, as of the date hereof, the total number of shares covered by the ISO Plan was 56,100. Appropriate adjustments were also made to the number of shares subject to outstanding options under the ISO Plan and the purchase price of each share subject to an option under the ISO Plan.


     As of the date hereof, options to purchase up to 46,500 shares of the Corporation's Common Stock were outstanding under the ISO Plan. As of that date, no options to purchase shares had been exercised under the ISO Plan.



Nature and Purpose of the ISO Plan
----------------------------------

     Subject to certain limitations, the ISO Plan authorizes the grant of incentive stock options ("Options") to purchase shares of Common Stock to officers and employees of the Corporation and its Subsidiaries. As of the date hereof, ten employees of the Corporation and its subsidiaries have been granted Options.

     The purpose of the ISO Plan is to provide an incentive to certain employees of the Corporation and its Subsidiaries to perform exceptional services and to devote their full abilities and industry to improve the operations of the Corporation and its Subsidiaries and to offer inducements to such employees to accept and continue employment with the Corporation and its Subsidiaries, by offering employees options to purchase shares of the Corporation's Common Stock which may qualify for treatment as incentive stock options under the Internal Revenue Code of 1986, as amended.



Administration
--------------

     The ISO Plan provides that it is to be administered by the Board of Directors. Under the ISO Plan, the members of the Board who are not employees of the Corporation and its Subsidiaries are not eligible to receive Options. The present members of the Board of Directors are:


      Name                       Relationship with the Company
      ----                   -----------------------------

      Lawrence M. Smith	        President & Director


      Richard H. Booth           Director


      Neiland J. Douglas, Jr.    Director


      John N. Fisher             Director


      John L. Good, III          Director


      Alice B. Griffin           Director


      Clark R. Smith             Director


      Barry A. Sullivan          Director


      James D. Wiltshire         Director


     Within the limits set by the ISO Plan, the Board has discretion to determine the individuals to whom Options will be granted, the number of shares subject to each Option, the date or dates at which Options will be granted, and the manner in which such Options may be exercised. In selecting the officers and employees of the Corporation and its Subsidiaries to whom Options are granted, the Board may take into account the nature of the services rendered or to be rendered by such persons, their potential contributions to the success of the Corporation and its Subsidiaries and such other factors as the Board shall deem relevant.

Eligibility and Extent of Participation
---------------------------------------


     Options may be granted under the ISO Plan for such number of shares of Common Stock and to such officers and employees as the Board may from time to time determine. An optionee may be granted more than one Option.


     The aggregate fair market value, determined at the date of grant, of shares with respect to which any individual's Options are exercisable for the first time during any calendar year may not exceed $100,000.



Shares Subject to the Plan
--------------------------

     The ISO Plan, as amended and adjusted, authorizes the grant of Options covering 56,100 shares of Common Stock (subject to adjustment in certain circumstances). If Options granted under the ISO Plan expire or terminate without having been exercised in full, new Options may be granted in their place. The number of shares that may be made subject to Options under the ISO Plan, as well as the number of shares subject to Options that have already been granted, and the price per share, are subject to adjustment in certain circumstances such as stock dividends, stock splits, recapitalizations and other similar events.



Outstanding Options
-------------------

     There were outstanding as of the date hereof the following
Options at the per share exercise price indicated:



          Number of Shares          Per Share
         Subject to Option        Exercise Price
         -----------------        --------------

             25,950 (1)                 $14

              2,850 (2)                 $14

             17,700 (3)                 $14

-----------------------

(1)	These Options are exercisable in full immediately.

(2)	These Options are exercisable in four equal annual
installments commencing August 1, 1993.

(3)	These Options are exercisable in ten (10) equal annual
installments commencing August 1, 1993.


Option Price
------------

     The purchase price of the shares subject to Options under the ISO Plan is the fair market value of the Common Stock on the date the Option is granted. Fair market value is determined by the Board in good faith.


     The full purchase price for each share purchased on the exercise of an Option under the ISO Plan is payable in cash at the time of exercise.


Option Periods
--------------

     Options granted under the ISO Plan will expire ten years after they are granted, or on such date prior thereto as may be fixed by the Board of Directors, unless earlier terminated in the event of death of the optionee or termination of his employment, as described below.


Termination of Employment, Death and Non-Assignability
------------------------------------------------------

     Options are not assignable but may be transferred by will or by the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee.


     Options terminate not later than three (3) months after termination of the optionee's employment with the Corporation and its Subsidiaries. However, if an optionee's employment terminates by reason of death or total and permanent disability, the optionee, or his legal representative, may exercise outstanding Options within a period of 12 months after such termination. If an optionee's employment terminates for voluntary retirement or temporary or partial disability, the optionee may generally exercise outstanding Options within three months of such termination.


Taxation
--------

     Options are intended to qualify for treatment under Section 422 of the Internal Revenue Code ("Code"). The following discussion of the Federal income tax consequences of the granting and exercise of Options, and the sale of Common Stock acquired on the exercise of Options, is based on an analysis of the Code as in effect on the date of this Prospectus and the rulings and regulations published thereunder before such date. The rules contained in the applicable provisions of the Code and the regulations and rulings thereunder are quite technical, so that the description of Federal tax consequences set forth herein is necessarily general in nature and does not purport to be complete. Optionees may also be subject to state or local income tax consequences in the jurisdictions in which they work or reside. Optionees cannot rely upon this discussion for advice regarding their individual situations and are advised to seek professional individual counsel.

     Optionees do not realize income for regular tax purposes at the time of grant or exercise of an Option. Recognition of such income is postponed until the optionee disposes of the shares of Common Stock. The amount of income recognized will generally be equal to the difference between the fair market value of the shares on the date of disposition and the exercise price.


     The Corporation is entitled to a deduction for Federal income tax purposes only to the extent that ordinary income is realized by the optionee as a result of a disposition prior to termination of any requisite holding period.


     The excess of the fair market value of the shares on the date of exercise over the option price is an item of tax preference under the alternative minimum tax. Under certain circumstances, the exercise of an Option may result in the imposition of the alternative minimum tax. If payable, the alternative minimum tax will reduce the favorable tax consequences for the employee on acquiring shares pursuant to the exercise of an Option. Because the application of the alternative minimum tax depends on the employee's overall tax situation (reflecting, in part, the amount of his taxable income, the amount and character of his itemized deductions and his tax preference items), an employee should consult his own tax advisor to determine the course of action which would be most appropriate in his or her situation before Options are exercised.


                   THE DIRECTORS' PLAN


Adoption and Adjustment
-----------------------

     On November 11, 1987, the Board of the Corporation adopted the Directors' Plan.


     The Directors' Plan originally covered 12,000 shares. In August of 1993, Board approved an amendment to the Directors' Plan increasing the number of shares for which options could be granted thereunder to 24,000. In April of 1994, the Board approved a second amendment increasing the number of shares to 36,000. Pursuant to the terms of the Directors' Plan, an additional increase in the number of shares covered by the Directors' Plan was made to reflect a 3-for-1 stock split effected in the form of a stock dividend on August 15, 1994, so that, as of the date hereof, the total number of shares covered by the Directors' Plan was 108,000. Appropriate adjustments was also made to a number of shares subject to outstanding options under the Directors' Plan subject to the purchase price of each share to an option thereunder.

     As of the date hereof, options to purchase up to 54,000 shares of the Corporation's Common Stock were outstanding under the Directors' Plan. As of the date hereof, no options to purchase shares had been exercised under the Directors' Plan.


Nature and Purpose of the Directors' Plan
-----------------------------------------

     Subject to certain limitations, the Directors' Plan authorizes the grant of incentive stock options ("Options") to purchase shares of Common Stock to Directors of the Corporation and its Subsidiaries. As of the date hereof, nine (9) Directors and one (1) former Director of the Corporation and its Subsidiaries have been granted options.


     The purpose of the Directors' Plan is to provide an incentive to certain Directors of the Corporation and its Subsidiaries to perform exceptional services and to devote their full abilities in industry to improve the operations of the Corporation and its Subsidiaries and to offer inducements to such Directors to accept and continue their directorships with the Corporation and its Subsidiaries.


Administration
--------------

     The Directors' Plan provides that it is to be administered by the Board. Present members of the Board are listed above under the description of the ISO Plan.


     Subject to the terms and conditions of the Directors' Plan, the Board may from time to time grant Options thereunder upon such terms and conditions as they may deem appropriate. The Board may rely upon the advice of a Compensation Committee or such other person or persons as they determine appropriate in making determinations to award Options under the Directors' Plan.


Eligibility and Extent of Participation
---------------------------------------

     Options may be granted under the Directors' Plan for such number of shares of Common Stock and to such Directors as the Board may from time to time determine. An optionee may be granted more than one Option.


Shares Subject to the Plan
--------------------------

     The Directors' Plan, as amended and adjusted, authorizes the grant of Options covering 108,000 shares of Common Stock (subject to adjustment in certain circumstances). Options granted under the Directors' Plan expire or terminate without having been exercised in full, new Options may be granted in their place. The number of shares that may be made subject to Options under the Plan, as well as the number of shares subject to Options that have already been granted, and the price per share, are subject to adjustment in certain circumstances such stock dividends, stock splits, recapitalizations and other similar events.



Outstanding Options
-------------------

     There were outstanding as of the date hereof, the following
Options at the per share exercise price indicated:


          Number of Shares            Per Share
         Subject to Option          Exercise Price
         -----------------          --------------

              17,400 (1)                $11.90

              35,100 (2)                $11.90

               1,500 (3)                $11.90

-----------------------


(1)	These Options are exercisable in full immediately.

(2)	These Options are exercisable in ten (10) equal annual
installments commencing August 1, 1993.

(3)	These Options are exercisable in ten (10) equal annual
installments commencing August 1, 1995.


Option Price
------------

     The purchase price of the shares subject to Options under the Directors' Plan is the fair market value of the Common Stock on the date the Option is granted. The full purchase price for each share purchased on the exercise of an Option under the Directors' Plan is payable in cash at the time of exercise.


Options
-------

     Options granted under the Directors' Plan will expire ten
(10) years after they are granted, or on such date prior thereto as may be fixed by the Board unless earlier terminated in the event of death of the optionee or termination of his employment, as described below.


Termination of Employment, Death and Non-Assignability
------------------------------------------------------

     Options are not assignable but may be transferred by will or by the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee.


     Options terminate not later than three (3) months after termination of the optionee's employment with the Corporation and its Subsidiaries. However, if an optionee's employment terminates by reason of death, retirement, or total and permanent disability, the optionee, or his legal representative, may exercise outstanding Options within a period of 12 months after such termination. If an optionee's employment terminates due to temporary or partial disability, the optionee may generally exercise outstanding Options within three months of such termination.


Taxation
--------

     Options are not intended to qualify for treatment under
Section 422 of the Internal Revenue Code ("Code"), and therefore, the Options will be subject to the general provisions of Code Section 83 entitled "Property Transferred In Connection With Performance of Services". The following discussion of the Federal income tax consequences of the granting and exercise of Options, and the sale of Common Stock acquired on the exercise of Options, is based on an analysis of the Code as in effect on the date of this Prospectus and the rulings and regulations published thereunder before such date. The rules contained in the applicable provisions of the Code and the regulations and rulings thereunder are quite technical, so that the description of Federal tax consequences set forth herein is necessarily general in nature and does not purport to be complete.
Optionees may also be subject to state or local income tax consequences in the jurisdictions in which they work or reside. Optionees cannot rely upon this discussion for advice regarding their individual situations and are advised to seek professional individual counsel.


     Optionees do not realize income for tax purposes at the time of grant of an Option. Ordinary income is recognized when the option is exercised. The amount of income recognized will generally be equal to the difference between the fair market value of the shares on the date the Options are exercised and the exercise price. The subsequent sale of Common Stock results in capital gains or loss.


     The Corporation is entitled to a deduction for Federal income tax purposes for wages paid to the optionee to the extent that ordinary income is recognized by the optionee as a result of a exercise of Options. Normal payroll tax withholdings are required.



General (ISO Plan and Directors' Plan)
-------

     The Board is authorized to interpret the Plans, prescribe rules and regulations related to the Plans, and make all other determinations necessary or advisable for its administration. The Board may at any time terminate the Plans or amend them as the Board deems advisable. However, except as described under the section entitled "Stock Subject to the Plan" in each of the

Plans, the Board may not without further approval by the stockholders amend the Plans so as to increase the number of shares of the Common Stock as to which Options may be granted, increase the total number of shares which may be acquired pursuant to Options, or extend the period during which an Option may be granted or exercised. In addition, the Board may not amend the Plans so as to adversely affect the rights of an optionee, without the consent of the individual involved.



     The Plans will terminate in accordance with their terms not later than November 11, 1997; Options granted before termination will continue in effect thereafter in accordance with the terms of the respective Plan pursuant to which it was granted.


     The Plans are not subject to the provisions of the Employee
Retirement Income Security Act of 1974, as amended and adjusted.


          DESCRIPTION OF THE COMPANY'S COMMON STOCK

     The Corporation is authorized to issue up to 2,500,000 shares of Common Stock, $2.50 par value. As of the date hereof, there are 751,172 shares of Common Stock outstanding.


Dividend Rights
---------------

     Holders of the Corporation's Common Stock are entitled to receive such dividends as are declared by its Board of Directors out of funds legally available therefor.


     The Corporation's ability to pay dividends to its shareholders is dependent, among other things, on the Corporation's financial performance and on the Bank's ability to pay dividends to the Corporation.



Voting Rights - Noncumulative Voting
------------------------------------

     Holders of shares of the Corporation's Common Stock are entitled to one vote for each share of stock held by them. The shares of Common Stock of the Corporation do not have cumulative voting rights. This means that the holders of more than 50% of the shares of Common Stock of the Corporation voting for the election of Directors can elect 100% of the class of Directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of Directors will not be able to elect any person or persons to the Board of Directors of the Corporation at the meeting.


     Holder's of the Corporation's Common Stock have preemptive rights entitling them to participate in new issues of Common

Stock in proportion to their stockholding at the time of issue under such terms as the Board of Directors may determine to be fair and reasonable. However, such rights are not available where, among other things, the Corporation issues its Common Stock (1) in consideration for services rendered, (2) to discharge indebtedness, (3) as dividends, (4) in exchange for other securities of the Corporation, (5) pursuant to any prior or subsequent option or right granted by the Corporation, (6) pursuant to the exercise, issuance or grant of any option to purchase such shares to a Director or employee of the Corporation, or (7) in consideration for any property other than cash.


Liquidation Rights
------------------

     In the event of dissolution of the Corporation and the liquidation thereof, the holders of Corporation Common Stock will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.



Election of Directors
---------------------

     Under both the Articles of Organization and the By-Laws of the Corporation, the Board of Directors is divided into three
(3) approximately equal classes. One-third of the Corporation's Directors is elected each year at the Annual Meeting of Shareholders. Directors, in each case, serve until their successors are duly elected and qualified or until their earlier resignation, removal from office or death.


     The provision of the Corporation's Articles of Organization which sets forth the division of the Board into three classes may be amended only by the affirmative vote of at least 80% of the shares of each class of the Corporation's stock outstanding and entitled to vote.



Extraordinary Corporate Transactions and Changes in Control
-----------------------------------------------------------

     Under the Corporation's Articles of Organization, neither the Corporation nor any of its Subsidiaries, including Beverly National Bank, may be a party to any merger or consolidation, liquidation or dissolution, sale of all, substantially all or a substantial part of its assets, or any reclassification or recapitalization of its stock unless one of the following conditions shall have been met: (i) the transaction has been approved by at least 80% of the total number of shares of stock of the Corporation entitled to vote on the matter not owned by the entity other than the Corporation which is a party to the transaction (the "Receiving Entity"); (ii) the transaction has been approved by at least 80% of the members of the Corporation's Board of Directors not affiliated with the Receiving Entity or any affiliate or subsidiary thereof (the "Unaffiliated Directors"); (iii) the transaction has been approved by the holders of at least a majority of the share of each class of stock of the Corporation entitled to vote on the matter not owned by the Receiving Entity, and the aggregate of the cash and fair market value of all consideration to be paid to holders of the Corporation's stock is equal to the amounts determined under a formula set forth in the Corporation's Articles of Organization.


     Certain acquisitions of the Corporation's Common Stock are subject to the provisions of Chapter 110D of the Massachusetts General Laws ("Chapter 110D"). Under Chapter 110D, a vote of shareholders will be necessary to determine whether shares of Common Stock acquired in a "control share acquisition" will have voting rights. Subject to various exceptions set forth in Chapter 110D, a control share acquisition generally means an acquisition of Common Stock in which any person, including his associates, acquires beneficial ownership of stock which, when aggregated with all other stock of the Corporation owned by such person, increases his voting power to one of the following ranges of voting power: (i) one fifth or more but less than one third, (ii) one third or more less than a majority, or (iii) a majority or more. All shares acquired within ninety days before or after a control share acquisition or pursuant to a plan to make a control share acquisition are deemed to be part of the control share acquisition.


     Under Chapter 110F, the Corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (1) prior to such date the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of the voting stock of the Corporation, or (3) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and authorized by at least 2/3 of the outstanding voting stock of the Corporation not owned by the interested stockholder. The term "interested stockholder" is generally defined to mean any person other than the Corporation or a majority-owned subsidiary who, together with associates and affiliates, is the owner of 5% or more of the outstanding voting stock of the Corporation. In certain instances involving acquisitions by brokers or dealers, banks, or other entities, the 5% threshold is increased to 15%. The term "business combination" includes any merger or consolidation of the Corporation or any majority-owned subsidiary of the Corporation with the interested stockholder; any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the Corporation, to or with the interested stockholder, of assets of the Corporation or a subsidiary having a market value equal to 10% or more of either the market value of the Corporation's assets or the market value of the Corporation's outstanding stock; and certain other transactions.



                        LEGAL OPINION


     Craig and Macauley Professional Corporation, counsel for the Corporation, will give its opinion as to the legality of the Common Stock being offered hereby, indicating that when sold, the Common Stock will be legally issued, fully paid and non-assessable.



                        MISCELLANEOUS


     In general, Article V, Section 9 of the Corporation's By-Laws provides for indemnification of each director, officer, employee or agent of the Corporation, any former director, officer, employee or agent of the Corporation and any person who, at the request of the Corporation, is or shall have been a director, officer, employee or agent of another organization or is serving or shall have served in any capacity with respect to any employee benefit plan, against all liabilities and expenses reasonably incurred by such person in connection with, or arising out of, any action, suit or proceeding in which such person may be a party defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director, officer, employee or agent of the Corporation or such other organization or by reason of his having served with respect to such employee benefit plan, except in relation to matters as to which such person shall be finally adjudged (other than by consent) in such action, suit or proceeding not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or the participants or beneficiaries of such employee benefit plan, as the case may be, and, with respect to any criminal action or proceeding, only to the extent that he had no reasonable cause to believe his conduct was unlawful.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

6438O